Exhibit 10.2

Cardtronics, Inc.

2016 Annual Executive Cash Incentive Plan

The stockholders of Cardtronics, Inc. (the “Company”) have approved the Cardtronics, Inc. Second Amended and Restated 2007 Stock Incentive Plan (the “Plan”). The principal objectives of the Plan are to provide a means through which the Company can: (i) attract able persons to serve as employees or directors of the Company; and (ii) provide such individuals with incentive and reward opportunities designed to enhance the long term profitable growth of the Company and its Affiliates. In furtherance of those objectives, the Compensation Committee (the “Committee”) has adopted the following 2016 Annual Executive Cash Incentive Plan (this “AECIP”) to provide for annual incentive awards pursuant to the Plan.

All capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to such terms in the Plan.

I.Performance Qualifiers

For any AECIP to be payable, both of the following performance qualifiers must be met:

A.   The Company must be compliant with all material public company regulations and reporting requirements for its fiscal year.

B.   The Participant (as defined below) must achieve the minimum performance standards established by his superior and/or the Board and must have completed required corporate and compliance training as assigned.

Upon attainment of these qualifiers, each AECIP metric is then evaluated independently for achievement and earnings under this AECIP.

II.Participants & Groupings

Members of the Company’s executive leadership team that are designated as Section 16 Officers are eligible to participate in this AECIP (“Participants”).  In addition, designated executives who are Participants in the 2016 Annual Bonus Pool Allocation Plan (“Pool Plan”) shall have their AECIP incentives funded by and limited to the funding allocation of such Pool Plan. For purposes of this AECIP, “Section 16 Officers” shall mean the executive officers that have been designated by the Company as subject to section 16 of the Exchange Act, including any successor section to the same or similar effect.

Eligibility for, or participation in, this AECIP shall in no way guarantee an individual’s eligibility for, or participation in, any subsequent year cash incentive plan, if any.

The AECIP has been designed to include certain performance thresholds and metrics focused on the Company, Divisions of the Company1, and individual performance to ensure that the Company is measuring and rewarding its executive leadership team on critical business drivers over which they have influence.

1 The Company currently has two “Divisions”: (i) North American Business and (ii) Europe Business.

Accordingly, AECIP Participants have been placed into one of three groups, which reflect their ability to control the results of the metrics assigned to each group.  The three participant groups are:

A.   Global Only.  These metrics represent the consolidated fiscal year results of the Company as per the Company’s public reporting.

i.    Metrics for this group are “Adjusted EBITA” (as defined below) (50% weight), and “Global Total Revenues” (as defined below) (50% weight).

B.   Global/Division. These metrics represent global results and designated Division results.

i.    Division Management: Metrics for this group will be equally weighted between global results (50% weight), and designated Division results (50% weight).

C.   For other Participants, metrics will be weighted 70% global results and 30% individual goals/objectives.

III.Performance Metrics

The AECIP rewards the achievement of performance on key metrics that are critical to the Company’s continued success.  For this AECIP, metrics are:

A.   Global Metrics:

i.    Global Total Revenues: Defined as “Total Revenues” per US GAAP as reported in the Company’s 10-K for the 2016 fiscal year as adjusted per Section VII of this AECIP.

ii.   Adjusted EBITA: Defined as Adjusted EBITDA less depreciation expenses as adjusted for non-controlling interests, both of which are reported in the Company’s 10-K for the 2016 fiscal year as adjusted per Section VII of this AECIP.

B.   Division Metrics:

i.    Division Total Revenues: Defined as “Total Revenues” per US GAAP as reported in the divisional financial statements for the fiscal year, calculated in the same fashion as in the consolidated financial statements in the Company’s 10-K for the 2016 fiscal year as adjusted by Section VII of this AECIP.

ii.   Division Adjusted Pre-Tax Earnings: Defined as Adjusted EBITA and calculated in the same manner and with the same adjustments as used in the Adjusted EBITA metric, less Division depreciation expense.

C.   Individual Goals - Measurable performance based objectives contributing to overall business performance.

IV.Performance Achievement Levels

A.   Global Metrics:

i.    Each metric is expressed in terms of “Threshold”, “Target” and “Maximum” performance levels.  Performance level results shall be as follows:

a.    performance below the Threshold level will result in no incentive earned for that metric;

b.    performance at Threshold will result in 50% of the designated incentive to be earned for that metric;

c.    performance at Target will result in 100% of incentive to be earned for that metric; and

d.    performance at Maximum achievement will result 150% or 200% of incentive to be earned for that metric depending on the Participant.

B.   Division Metrics:

i.    Each Division metric is expressed in terms of “Threshold”, “Target Range”, “Overachieve Target” and “Maximum” performance achievement levels.  Award triggers for the various performance levels  shall be as follows:

a.    performance below the Threshold level will result in no incentive earned for that metric;

b.    performance at Threshold will result in 50% of the designated incentive to be earned for that metric;

c.    performance within the Target Range will result in 100% of incentive to be earned for that metric;

d.    performance at Overachieve Target will result in 120% of incentive to be earned for the Division Total Revenues metric, and 110% of incentive to be earned for the Division Adjusted Pre-Tax Earnings metric; and

e.    performance at Maximum will result in 150% or 200% of incentive to be earned for that metric depending on the Participant.

ii.   If the Global metric has not been achieved at the Target level, then the payout for the corresponding Division metric will be interpolated between Threshold, Upper Target Range and Maximum only, without the benefit of the Lower Target Range or Overachievement Target.

C.   Results will be interpolated between performance levels.

D.   Exhibit “A” attached hereto sets forth each of the above.

V.Recoupment of Incentive Compensation Policy a/k/a Clawback policy

The Board has adopted a Recoupment of Incentive Compensation Policy a/k/a the “Clawback” Policy (as may be amended from time to time, the “Policy”).  This Policy applies to any incentive earned under this AECIP and all Participants will be provided a copy of the current Policy and agree in writing (i) to be bound by the Policy and (ii) not to seek indemnification or contribution from the Company for any amounts reimbursed or clawed back pursuant to the Policy.

VI.Discretion and Administrative Authority

While the intent is to determine bonuses in accordance with the calculations defined by this AECIP, the Committee retains the discretion to adjust the bonus determinations for the performance period relative to the performance targets.  However, with respect to persons determined to be Covered Employees (as defined in Code Section 162(m)), the Committee shall have the authority to use negative discretion to reduce final payouts based on other factors such as total individual performance but the Committee may not exercise discretion to increase the amount payable to a Covered Employee (in excess of the amount payable in accordance with the calculations defined by this AECIP) with the exception of using upward discretion in the event of a significant management action, whereby in the opinion of the Committee the impact of such action will be beneficial to the long term interests of the shareholders but nonetheless causes material adverse impact to the current year's financial performance (e.g., a major client renewal.)  Furthermore, final incentive awards will be determined based on the funds available.

The Committee shall generally oversee the administration of this AECIP.  The Committee shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of this AECIP of any Participant, deceased Participant, or other person having or claiming to have any interest under this AECIP.  The Committee shall have complete discretion to interpret this AECIP and to decide all matters under this AECIP.  Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.  Any individual serving as a member of the Committee who is a Participant will not vote or act on any matter pertaining solely to himself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant, a Participant’s estate, or the Company.

VII.Performance Level Achievement Calculation

The performance levels described in this AECIP represent the Company’s business as of January 1, 2016.  The Committee has approved the following categories of adjustments to actual performance for the purpose of calculating performance under this AECIP. However, the Committee will review and approve all adjustments to actual performance prior to the completion of the calculation of incentives earned under this AECIP.  Certain adjustments may already be incorporated in Adjusted EBITA, and it is not intended that the same adjustment be made twice.

A.   Currency Exchange Rate Adjustments—Currency Exchange Rate Adjustments will be applied to actual results having the effect of neutralizing changes (i.e., no positive or negative impact) in exchange or income rates when results are determined as compared to exchange rates in effect when Targets (budgets) were established. Adjustments will be applied as required to both Total Revenues and Adjusted EBITA metrics.

B.   Acquisition and Strategic Investment, Corporate Transaction and Reorganization Performance Adjustments—Actual results relative to any acquisitions involving annual revenues in excess of 1% of prior year consolidated revenues, or strategic investments involving capital expenditures in excess of 10% of the current year capital budget, or other strategic acquisitions, corporate transactions and reorganizations or other investments as approved by the Board, will be adjusted by subtracting the Board approved business case for each acquisition/investment under procedures approved by the Committee, thus rewarding management for better than business case performance and holding management accountable for less than business case performance in calculating incentives earned.  Adjustments will be applied as required to both Total Revenues and Adjusted EBITA metrics. Transaction costs and other non-recurring costs associated with such acquisitions and strategic investments, corporation transactions and reorganizations and other investments will be considered as an add-back to profitability.

C.   Divestiture Adjustments—Actual Company results relative to any divestiture approved by the Board will be adjusted by adding back the Board approved business case for each divestiture under procedures approved by the Committee, thus not penalizing management for completing divestitures that are in the best interest of the Company.  Adjustments will be applied as required to Total Revenues and Adjusted EBITA at both the Division and Global levels as applicable.  If the divestiture was already considered in establishing Targets, no adjustment will be made (i.e., no adjustment will be made twice).  Transaction costs and other non-recurring costs associated with such divestitures will be considered an add-back to profitability.  The Committee reserves the right to review and approve any gain/loss made on the sale and its impact to the Company’s results.

D.   Unbudgeted acquisition, transaction or reorganization-related costs and other non-recurring costs, inclusive of costs incurred to review and/or complete an acquisition such as legal, advisory, accounting, tax, other professional costs, and other expenses associated with recently completed/considered acquisitions will be considered add-backs to profitability consistent with the Company’s public reporting of such costs in its periodic earnings reports and filings with the Securities and Exchange Commission.

E.   Employee termination related costs will only be considered an add-back to profitability in the case of the termination of a current Named Executive Officer (as defined in Item 402 of Regulation S-K) or employee designated as such in the past three years or due to a broader reduction-in-force plan involving the termination of multiple employees with prior Committee approval.  The add-back will only include amounts in excess of the annual budget for the current year for the specific position/employee.

F.   To the extent there is a change in accounting presentation during the year, the effect of which changes the measurement of achievement of results under this AECIP, either positively or negatively, the Committee shall neutralize the impact of such changes.

G.   Other adjustments that the Committee deems appropriate.  Any specific adjustment to the Company’s performance for the purpose of determining earned incentives under this AECIP must be approved by the Committee.

This AECIP constitutes a mere promise by the Company to make payments in accordance with the terms of this AECIP, and Participants and beneficiaries shall have the status of general unsecured creditors of the Company.  Nothing in this AECIP will be construed to give any employee or any other person rights to any specific assets of the Company or of any other person.

VIII. Taxation

The Company may, in its discretion, require the Participant to pay in cash to the Company the amount that the Company deems necessary to satisfy its current or future obligation to withhold federal, state or local income or other taxes that the Participant incurs as a result of a bonus payout pursuant to this AECIP.  With respect to any required tax withholding, the Company may withhold from the Participant’s payment the amount necessary to satisfy its obligation to withhold taxes.

IX.Limitation of Employee’s Rights

Nothing contained in this AECIP shall (A) confer upon any person a right to be employed or to continue in the employ of the Company, (B) interfere in any way with the right of the Company to terminate the employment of a Participant at any time, with or without cause and with or without prior notice, without regard to the effect such discharge would have on the Participant’s interest in this AECIP, or (C) confer upon any Participant any of the rights of a member or manager of the Company.

X.Release

Any payment to any Participant in accordance with the provisions of this AECIP shall, to the extent thereof, be in full satisfaction of all claims against the Company and the Committee under this AECIP, and the Committee may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

XI.Effective Date

This AECIP is effective as of January 1, 2016.  If bonuses are paid, audited financial results for the year ended will be used to calculate the bonus payout.  As a result, any payment of bonuses will be made after the results of the Company’s audit are substantially finalized, but no later than March 15th of the following year to meet corporate expense deductibility requirements, if applicable and in order for the payments to qualify for the short-term exemption under Code Section 409A.  Participants are required to be employed by the Company or any of its affiliates through December 31st of the calendar year in order to be eligible for payment.